Exhibit 10.1
Protected by Fed. R. Evid. 408
SETTLEMENT, LICENSE AND RELEASE AGREEMENT
     This Settlement, License and Release Agreement (the “Agreement”) is made by and between Sutura, Inc., a corporation organized under the laws of Delaware, having a principal place of business at 17080 Newhope Street, Fountain Valley, California 92078 (“Sutura”); Abbott Laboratories, a corporation organized and existing under the laws of Illinois, having a principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064-6057 (“Abbott Laboratories”); and Abbott Vascular Inc., a corporation organized and existing under the laws of Delaware, and a wholly owned subsidiary of Abbott Laboratories, having a principal place of business at 400 Saginaw Drive, Redwood City, California 94063 (“AVI”).
     WHEREAS, Sutura is the current assignee and owner of all right, title and interest in United States Letters Patent Nos. 5,860,990; 6,117,144; 6,245,079; 6,551,331; 6,562,052; and 7,004,952 (the “Nobles Patents”).
     WHEREAS, Abbott and its subsidiary, AVI, currently hold an exclusive license in United States Letters Patent Nos. 5,720,757; 5,810,850; and 6,348,059 (the “Hathaway Patents”), by virtue of a March 28, 1995 License Agreement between the Indiana University Foundation (“IUF”) and Perclose, Inc. (the “Hathaway License”), in which Abbott and AVI now hold all the rights of Perclose, Inc.
     WHEREAS, Sutura has asserted, in a suit styled Sutura, Inc. v. Abbott Laboratories and Perclose, Inc., Civil No. 2:06-CV-536 (TJW) (the “Patent Litigation”), that Abbott and Perclose, Inc., infringe the Nobles Patents by making, using, marketing, selling and/or offering for sale products sold as The Closer, The Closer S, ProGlide and Perclose A-T.
     WHEREAS, Abbott and AVI have asserted counterclaims in the Patent Litigation alleging that Sutura infringe the Hathaway Patents by making, using, marketing, selling and/or offering for sale the SuperStitch.
     WHEREAS, Abbott and AVI deny infringing the Nobles Patents and raise other defenses to Sutura’s claims including, but not limited to defenses relating to the alleged invalidity of the Nobles Patents, and Sutura denies infringing the Hathaway Patents and raises other defenses to Abbott’s claims including, but not limited to defenses relating to the alleged invalidity of the Hathaway Patents.
     WHEREAS, the Parties hereto have mutually agreed to amicably settle their differences and the dispute between them on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the promises and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree and covenant as follows:

Protected by Fed. R. Evid. 408

1.0 DEFINITIONS
     As used herein, the following terms shall have the meanings set forth below:
     “Abbott” means Abbott Laboratories, together with its parents, subsidiaries, including without limitation Abbott Vascular Inc. and Perclose Inc., predecessors, successors, affiliates, divisions, assigns, present and former directors, officers, shareholders, partners, principals, agents, employees, representatives, attorneys, indemnitors, and insurers.
     “Abbott Patents” means (a) the Hathaway Patents; (b) all foreign counterparts, divisions, continuations, continuations-in-part, patents of addition, substitution, registrations, reissues, reexaminations or extensions of any kind with respect to any of the Hathaway Patents, and any other patents that claim priority to or provide priority for any patent application from which any of the Hathaway Patents derived. The titles, filing dates, and patent or serial numbers of the foregoing are set forth on Exhibit A; provided, however, that the failure to list a patent or counterpart on Exhibit A shall not exclude the omitted patent or counterpart from the Abbott Patent Rights. “Abbott Patents” shall not include any rights in any patents that Abbott acquires after the Effective Date of this Agreement with a right to license or sublicense unless they are presently pending and will automatically fall under the terms of the Hathaway License.
     “Effective Date” means the date of execution by the last Party hereto.
     “Field Of Use” means the field of closure of femoral vascular access sites.
     “Hathaway License” means the certain License Agreement dated March 28, 1995, by and between the Indiana University Foundation on behalf of Indiana University and Perclose, as amended and as assigned to ARTI, now known as IURTC. A copy of the Hathaway License is annexed hereto as “Exhibit C.”
     “IURTC” means the Indiana University Research & Technology Corporation, together with its parents, subsidiaries, predecessors, successors, affiliates, divisions, assigns, present and former directors, officers, shareholders, partners, principals, agents, employees, representatives, attorneys, indemnitors, and insurers.
     “Minor Modification” means in reference to an existing device a change in the dimensions, proportions, materials, or the general location of existing features of the existing device, provided that such change(s) do not alter the basic configuration or operation of the device. A change that extends the use of a device outside the Field of Use is not a Minor Modification.
     “Parties” means Sutura, Abbott Laboratories and Abbott Vascular Inc., each individually referred to as a “Party.”
     “Sutura” means Sutura, Inc., together with its parents, subsidiaries, predecessors, successors, affiliates, divisions, assigns, present and former directors, officers, shareholders, partners, principals, agents, employees, representatives, attorneys, indemnitors, and insurers.

Protected by Fed. R. Evid. 408

     “Sutura Patents” means (a) the Nobles Patents; (b) all foreign counterparts, divisions, continuations, continuations-in-part, patents of addition, substitution, registrations, reissues, reexaminations or extensions of any kind with respect to any of the Nobles Patents, and any other patents that claim priority to or provide priority for any patent application from which any of the Nobles Patents derived. The titles, filing dates, and patent or serial numbers of the foregoing are set forth on Exhibit B; provided, however, that the failure to list a patent or counterpart on Exhibit B shall not exclude the omitted patent or counterpart from the Sutura Patent Rights. “Sutura Patents” shall not include any rights in any patents that Sutura acquires after the Effective Date of this Agreement with a right to license or sublicense.
     “Net Sales” shall have the meaning ascribed to it in the Hathaway license, and that meaning shall be the gross revenues actually received by Sutura upon sales of a Licensed Product, which sales would, but for the license granted hereunder, infringe a Valid Claim in the country for which the Licensed Product is sold, less (a) normal and customary rebates, and cash and trade discounts, (b) sales, use and/or other excise taxes or duties actually paid, (c) outbound shipping and insurance charges paid or allowed, (d) import and/or export duties actually paid, and (e) amounts allowed or credited due to returns or retroactive price decrease.
2.0 CROSS LICENSES
     2.1 License to Abbott. Sutura hereby grants to Abbott a nonexclusive, paid-up, worldwide license under the Sutura Patents to make, have made, use, market, offer for sale, sell and have-sold, devices in the Field Of Use. The rights granted under this License do not include the right to grant sublicenses.
     2.2 License to Sutura. Abbott hereby grants to Sutura a nonexclusive, royalty bearing, worldwide license and sublicense under the Abbott Patents to make, have made, use, market, offer for sale, sell and have-sold, devices in the Field Of Use. The rights granted under this License do not include the right to grant sublicenses.
     2.3 No Knock-Offs. The licenses and sublicense granted under Sections 2.1 and 2.2 above do not extend to any product made by either Party that is a copy of or is otherwise substantially identical to a product of the other Party.
     2.4 Retained Rights. This Agreement shall not be construed as granting a license under any intellectual property rights of Sutura, on the one hand, and Abbott, on the other hand, other than as expressly set forth hereunder.
3.0 ROYALTIES
     3.1 Royalties Payable by Sutura. Beginning with the first accrual of Net Sales on which a royalty is due hereunder, Sutura shall provide to Abbott a quarterly royalty report as follows: Within fifteen (15) days after the end of each calendar quarter, Sutura shall deliver to Abbott a true and accurate report, giving such particulars of the business conducted by Sutura, if any, during such calendar quarter as are pertinent to an account for payments hereunder. Such report shall include at least (a) the total of Net Sales by Sutura; (b) the calculation of royalties; and (c) the total royalties so calculated and due Abbott. Simultaneously with the delivery of each such report, Sutura shall pay to Abbott the total royalties, if any, due to Abbott for the

Protected by Fed. R. Evid. 408

period of such report. If no royalties are due, Sutura shall so report. The requirements and obligations of this Section apply only to the manufacture, use, marketing, offer for sale or sale of products, in the Field Of Use, following the Effective Date of this Agreement. If the Hathaway License is amended to provide Abbott with royalty terms that are more advantageous to Abbott without Abbott having provided additional consideration to secure such advantageous terms, Abbott shall notify Sutura and shall offer to Sutura the option to amend its royalty obligations in this Agreement to coincide with such more favorable royalty; provided, however, that Sutura agrees to accept any additional terms in such amended Hathaway License that are financially more onerous than those provided for in this Agreement. The report and payment under this section shall be delivered to the address below or such other address as Abbott shall from time to time inform Sutura:
Division Finance, Dept. AV42
Attn: Jill Tallman
Abbott Vascular Inc.
3200 Lakeside Drive
Santa Clara, CA 95054
     3.2 Indemnity For Royalties. Sutura takes full responsibility for royalties owed under the Hathaway License, pursuant to Section 3.1. To the extent IURTC, under any circumstances, seeks payment from Abbott for royalties due under the Hathaway License as a result of any sales of devices made pursuant to the license grant of Section 2.2, Sutura agrees to take full responsibility for any such amounts owed and agrees to, at Sutura’s election, defend Abbott and (if unsuccessful) fully indemnify Abbott for any such claims by IURTC. If Sutura elects not to defend Abbott, Sutura likewise agrees to reimburse and indemnify Abbott to the extent that Abbott is ever required by the order of either a court or an arbitrator to pay IURTC for any royalties due as a result of any sales of devices made pursuant to the license grant of Section 2.2, in which case Sutura would also pay for Abbott’s reasonable attorneys’ fees and costs associated with any such action.
     3.3 Payments by Abbott. Abbott shall make a one time payment to Sutura of Twenty Three Million and 00/100 Dollars ($23,000,000.00) in return for the rights granted in this Agreement and its Exhibits, such payment to be made by wire transfer within ten (10) days of the Effective Date of this Agreement to the following account:
FARMERS AND MERCHANTS BANK OF LONG BEACH CA
ABA: 122201198
ACCOUNT NAME: SUTURA INC.
A/C # 20001711
Street Address:
302 Pine Avenue
Long Beach, California 90802
U.S.A.

Protected by Fed. R. Evid. 408

     3.4 Books of Account and Audit. During the term of the license under Section 2.2 and for one year after the expiration of said license, Sutura shall keep full and accurate books of account sufficient to record the number of devices sold during each royalty period, as well as the total revenues and the country-by-country breakdown of those revenues. During the term of the license under Section 2.2 and for one year thereafter, Abbott, or an authorized agent of Abbott, upon twenty (20) calendar days prior written notice, shall have the right, at its own expense and at reasonable times during business hours, to have the aforesaid records of Sutura examined by a duly accredited public accountant or a representative of Abbott for the sole purpose of, and only to the extent necessary for, verifying the number of devices sold during each royalty period, as well as the total revenues and the country-by-country breakdown of those revenues. Such audits shall be permitted no more than once each calendar year, and said accountants or representatives shall hold information learned in the course of any and all audits hereunder in strictest confidence.
4.0 REPRESENTATIONS AND WARRANTIES; DISCLAIMERS
     4.1 Right to Grant License. Abbott represents and warrants that it has the legal power to grant the rights and licenses to Sutura to the Abbott Patent Rights as set forth in Section 2.2. Sutura represents and warrants that it has the legal power to grant the rights and licenses to Abbott to the Sutura Patent Rights as set forth in Section 2.1.
     4.2 No Conflicting Agreements. Each Party represents and warrants that it neither has entered into nor will it enter into any agreement with any third party which conflicts in any way with their respective obligations under this Agreement.
     4.3 Disclaimer of Warranties. THE EXPRESS WARRANTIES IN THIS SECTION 4 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
     4.4 No Other Claims. Each Party represents and warrants that as of the Effective Date of this Agreement it has no other claims or causes of action against any other Party to this Agreement, except those that are the subject of the mutual release of Section 5.1 and the dismissal of Section 5.2.
5.0 MUTUAL RELEASES AND DISMISSAL OF ACTION
     5.1 Releases. Within ten (10) days following the Effective Date, Sutura shall execute the release attached hereto as Exhibit D, and Abbott shall execute the release attached hereto as Exhibit E.
     5.2 Stipulation of Dismissal. Within ten (10) days following the Effective Date, the Parties shall jointly execute the Stipulation of Dismissal attached hereto as Exhibit F, where Sutura’s and Abbott’s claims are dismissed with prejudice. Upon the full delivery of the fully executed releases as set forth under Section 5.1, the Parties shall file the fully executed Stipulation of Dismissal with the United States District Court for the Eastern District of Texas.

Protected by Fed. R. Evid. 408

6.0. COVENANT NOT TO SUE
     6.1 Sutura’s Covenant Not to Sue Abbott. With respect to any issued or pending patent rights owned or controlled by Sutura as of the Effective Date of this Agreement, Sutura covenants not to sue Abbott for infringement of such rights based on the manufacture, use, offer to sell, or sale of Abbott’s The Closer, Closer S, Perclose AT, and Proglide products as they existed as of or prior to the Effective Date or any Abbott product which is a Minor Modification of such products.
     6.2 Abbott’s Covenant Not to Sue Sutura. With respect to any issued or pending patent rights owned or controlled by Abbott as of the Effective Date of this Agreement, Abbott covenants not to sue Sutura for infringement of such rights based on the manufacture, use, offer to sell, or sale of Sutura’s SuperStitch product as it existed as of or prior to the Effective Date or any Sutura product which is a Minor Modification of such product.
7.0 CONFIDENTIALITY
     7.1 The Parties agree that the amount, terms and conditions of the Agreement are confidential. The Parties further agree not to issue any press releases or otherwise disclose the amounts of any payments made hereunder to any entity; provided, however, that the Parties may disclose such and only such information relating to the settlement as required by the following circumstances, together with such other information as it may deem necessary:
     7.1.1 To the extent that such disclosure is required under the terms of a pre-existing agreement between any Party and a third-party, including the Hathaway License;
     7.1.2 To the extent that such disclosure is necessary under the laws or regulations of the United States (including without limitation the rules and regulations of the SEC relating to the public disclosure of material information), the laws or regulations of any of the several states or territories, or the laws or regulations of any other country;
     7.1.3 To any third-party representing or otherwise assisting a Party in the preparation, filing or dissemination of financial information, including without limitation to taxing authorities; and
     7.1.4 To any third-party during negotiations for the sale, license, assignment or transfer of an interest in or to some or all of the assets, stock, or either, of any Party, to a third-party.
     7.2 In each instance where disclosure is allowed under Section 6.1, the disclosing Party shall, to the extent permitted by applicable law, regulation or practice, redact the financial terms of this Agreement from any publicly accessible version of this Agreement and file a confidential nonredacted version with the appropriate authorities or agency as may be required.

Protected by Fed. R. Evid. 408

     7.3 Each Party may disclose the existence of this Agreement to its employees on a need-to-know basis, including the employees of any related subsidiary, parent and/or affiliated company.
     7.4 The Hathaway License attached hereto as Exhibit C is to remain confidential to the Parties and successors-in-interest to that License, except that Sutura may have and grant further access to the Hathaway License to the extent necessary to exercise Sutura’s rights and fulfill its obligations as set forth in this Agreement, provided that any person or entity to whom Sutura discloses the Hathaway License agrees to maintain the confidentiality of that License in a manner consistent with the provisions of this Agreement.
8.0 NOTICES
     8.1 Any notice required or permitted by this Agreement shall be sent by (a) certified mail, return receipt requested or (b) a recognized courier service, and such notice shall be effective on the date received as indicated by the carrier receipt, if sent and addressed as follows or to such other address as may be designated by a party in writing:

If to Sutura:	Mr. David Teckman President/CEO Sutura, Inc. 17080 Newhope Street Fountain Valley, CA 92708

With copy to:	Dr. Anthony Nobles Chief Technology Officer Sutura, Inc. 17080 Newhope Street Fountain Valley, CA 92708

If to Abbott:	Dr. John M. Capek Executive Vice President, Medical Devices Abbott Laboratories 3200 Lakeside Drive Santa Clara, CA 95054-2807

With copy to:	Ms. Laura Schumacher Executive Vice President, General Counsel and Secretary Abbott Laboratories 100 Abbott Park Road Abbott Park, IL 60604-6049

Protected by Fed. R. Evid. 408

9.0 MISCELLANEOUS
     9.1 Execution in Counterparts. This Agreement may be executed in counterparts, such counterparts consisting of a single agreement notwithstanding that all signatories are not signatories to the original or to the same counterpart.
     9.2 Binding Effect. This Agreement shall be binding upon the Parties hereto, their respective representatives, administrators, parents, subsidiaries, affiliates, divisions, successors, predecessors, and assigns.
     9.3 Construction. This Agreement is the product of extensive negotiation between and has been drafted by the Parties. The terms and conditions of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the Parties by reason of any presumption.
     9.4 Entire Agreement. This Agreement constitutes the final expression and the complete and exclusive integrated statement of all of the agreements, conditions, promises, representations and covenants among the Parties with respect to the subject matter hereof, and supersedes all prior agreements, negotiations, representations, understandings and discussions among the Parties, their respective representatives and any other person or entity with respect to the subject matter covered hereby. Any change, modification or amendment to this Agreement must be in writing, must specifically refer to this Agreement and must be signed by duly authorized representatives of the Parties against whom the change, modification or amendment is to be enforced.
     9.5 Voluntary and Knowing Execution by Authorized Persons. The Parties acknowledge that this Agreement is made and executed by and of their own free will, after consultation with counsel of their own choosing, and that they have not been knowingly influenced or induced to enter into this Agreement as a result of any improper act or action. Both Parties warrant and represent that the persons executing this Agreement on their respective behalf have authority and are authorized to do so.
     9.6 Assignment. The rights and obligations created by this Agreement for any Party are not assignable by that Party without the express written consent of the other Parties, which consent is not to be unreasonably withheld, except that rights and obligations created by this Agreement may be assigned to affiliates, subsidiaries and/or successors in interest to the business to which the Agreement relates, of any Party, without written consent of the other Parties. Any assignment of such rights and obligations shall include all obligations, including, but not limited to, the indemnity obligation under Paragraph 3.2. No assignment of this agreement shall relieve the assigning Party of its obligations under this agreement that accrued prior to such assignment.
     9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. The United States District Court for the Eastern District of Texas shall retain personal jurisdiction over the Parties for the purpose of enforcing this Agreement.

Protected by Fed. R. Evid. 408

     9.8 Alternative Dispute Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement shall be finally settled by Alternative Dispute Resolution (“ADR”) in accordance with the provisions set forth herein and attached hereto as Exhibit G, which is made a part hereof.
     9.9 Severability. If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of each Party shall be construed and enforced accordingly. However, in the event such provision is considered an essential element of this Agreement, then the Parties shall promptly negotiate a replacement thereof.
     9.10 Non-waiver. No course of dealing, course of performance or failure of any Party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of any term, right or condition, unless such waiver is set forth in a writing signed by the Party who is alleged to have waived the term, right or condition, which writing shall expressly reference the term, right or condition to be waived and state that the term, right or condition has been waived.
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Protected by Fed. R. Evid. 408

     IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement.

Sutura, Inc.		Abbott Laboratories

By:		By:

	Signature		Signature

Name		Name

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Title		Title

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Date:		Date:

Abbott Vascular Inc.

By:

Signature

Name

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Title

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Date: